Exhibit 99.1

661 East Davis Street
Post Office Box 703
Elba, Alabama 36323

PRESS RELEASE
FOR IMMEDIATE RELEASE
For Additional Information: Contact Brian McLeod - Chief Financial Officer @ (334) 897-2273.
The National Security Group, Inc. Releases Financial Results

ELBA, ALABAMA (November 14, 2012)…The National Security Group, Inc. (NASDAQ:NSEC) financial results for the three-months and nine-months ended September 30, 2012 and 2011, based on accounting principles generally accepted in the United States of America, were reported today as follows:

	Three-months ended September 30,		Nine-months ended September 30,
	2012	2011	2012	2011
Premium Earned	$12,904,000	$14,340,000	$38,933,000	$42,531,000
Investment Income	1,140,000	936,000	3,341,000	3,164,000
Realized Investment Gains	1,703,000	(203,000)	2,774,000	828,000
Other Income	258,000	217,000	648,000	728,000
Total Revenues	$16,005,000	$15,290,000	$45,696,000	$47,251,000

Net Loss	$(627,000)	$(650,000)	$(7,402,000)	$(4,600,000)

Net Loss Per Share	$(0.25)	$(0.26)	$(3.00)	$(1.86)

For the three-months ended September 30, 2012, the Company had a net loss of $627,000, $0.25 per share, compared to a net loss of $650,000, $0.26 per share, for the same period last year. The primary factor contributing to the net loss for the quarter-ended September 30, 2012 was the increase in claim activity related to Hurricane Isaac. This hurricane struck the Louisiana coast on August 29, 2012, resulting in just over $3,400,000 in incurred losses and loss adjustment expenses. Results for the quarter-ended September 30, 2011 were adversely impacted by poor underwriting results from the non-standard auto program. This program was discontinued in the fourth quarter of 2011.

For the nine-months ended September 30, 2012, the Company had a net loss of $7,402,000, $3.00 share, compared to a net loss of $4,600,000, $1.86 per share, for the same period last year. Charges related to the Mobile Attic litigation settlement was a primary factor impacting the first nine months of 2012 coupled with third quarter incurred losses and LAE from Hurricane Isaac. The first nine months of 2011 were adversely impacted by an increase in tornado and wind related losses during the month of April, the most significant of which was the April 27th, 2011 tornado outbreak (catastrophe 46) that ripped through the Southeastern United States.

Shareholders’ equity as of September 30, 2012 was $29,563,000, down $8,452,000 compared to $38,015,000 as of December 31, 2011. Book value per share decreased $3.43 per share for the nine-month period ended September 30, 2012 to $11.98 per share compared to $15.41 per share at December 31, 2011. The decline in book value was primarily caused by the net loss of $7,402,000 for the nine-month period ended September 30, 2012.

The National Security Group, Inc. (NASDAQ Symbol: NSEC), through its property & casualty and life insurance subsidiaries, offers property, casualty, life, accident and health insurance in twelve states. The Company writes primarily personal lines property coverage including dwelling fire and windstorm, homeowners, and mobile homeowners lines of insurance. The Company also offers life, accident and health, supplemental hospital and cancer insurance products. The Company was founded in 1947 and is based in Elba, Alabama. Additional information about the Company, including additional details of recent financial results, can be found on our website: www.nationalsecuritygroup.com.